Exhibit 99.1

March 6, 2009

[Name]

c/o State Street Corporation

1 Lincoln Street

Boston, MA 02111

Re:	Compensation Amendments

Dear Mr.                     ,

The Emergency Economic Stabilization Act of 2008, as amended (“EESA”) and associated regulations, interpretations and guidance that are now, or may in the future be, issued (the “EESA Regulations”) impose various compensation and corporate governance restrictions on State Street Corporation (“State Street”). Among these restrictions is a requirement, commonly referred to as a “clawback”, that State Street recover any bonus, retention award or incentive compensation paid to certain senior or highly compensated employees under specified circumstances.

In addition, on March 5, 2009, the Executive Compensation Committee of State Street’s Board of Directors, subject to your entering into this agreement, (a) awarded you incentive or retention compensation for 2008 (in the form of cash and restricted stock awards) and (b) settled (in the form of State Street common stock) performance, retention, promotion or similar awards (i.e., Cycle P, PEP II and PEP III). The compensation referred to in the preceding clauses (a) and (b) (collectively, the “March Compensation”) is set forth on Exhibit A hereto. One or more elements of the March Compensation may constitute prohibited payments under EESA and the EESA Regulations. The March Compensation is set forth on Exhibit A hereto.

In order to implement the above referenced EESA-related requirements, this letter confirms our agreement with you that any of the following (“Potentially Recoverable Compensation”) will be subject to recovery by State Street or its affiliates: (i) any bonus, retention award or incentive compensation paid to you if the payments were based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate and (ii) any March Compensation provided or to be provided to you, if the provision thereof constitutes a prohibited payment under EESA and the EESA Regulations. Notwithstanding the foregoing, any such recovery shall be required hereunder only to the minimum extent necessary to comply with the applicable requirements of Section 111(b) of EESA and the associated EESA Regulations, and, specifically, without limitation, such recovery shall be required hereunder only: (A) to the extent you are a senior executive officer (as defined in Section 111 of EESA) or one of the next 20 most highly-compensated employees of State Street, (B) to the extent the Potentially Recoverable Compensation paid or provided to you is subject to Section 111(b)(3)(B) or (D) of EESA, as applicable, or (C) during the period in which any obligation arising from financial assistance provided to State Street under the TARP remains outstanding (all of the foregoing within the meaning of Section 111(b)(3) of EESA and the EESA Guidance, each to the extent applicable).

In the event of any recovery under the preceding paragraph, you agree that State Street may, and you authorize State Street, to (1) withdraw, transfer or otherwise remove cash or securities from an account you may have with any administrator or other service provider of State Street’s or its affiliates’ stock or equity plans or programs and (2) impose sale, transfer or similar restrictions on any State Street securities held by you or on your behalf.

This letter is not determinative of your status as an employee affected by Section 111 of EESA, and you reserve the right to contest your designation as such an employee now or in the future. Similarly, by entering into this agreement, you shall not be deemed to waive any right to contest the determination of State Street or the U.S. Department of the Treasury as to the amounts owed to you by State Street pursuant to your compensation arrangements or the terms of EESA or any EESA Guidance. In the event that Section 111 of EESA or any EESA Guidance is overturned by a non-appealable determination of a court of competent jurisdiction or otherwise rescinded or revised, with the effect that all or any portion of any formerly withheld or clawed-back payment could be made to you, such amount shall become immediately due and payable to you.

This letter may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be an original, but all of which when taken together shall constitute one and the same agreement. This letter shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts.

Please sign this letter below to confirm your agreement with the above and return a fully executed copy of this letter to my office. In order to allow timely delivery of March Compensation, please return this letter, fully executed by you, to Boon Ooi by 5:00 p.m. (Eastern Time) on Wednesday, March 11, 2009.

STATE STREET CORPORATION

By:
Name:	Boon Ooi
Title:	Senior Vice President

Agreed:

Name: